Exhibit 10.17

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”), effective as of January 1, 2014 (the “Effective Date”), is made by and between AIRGAIN, INC. (the “Company”), and ALAN FRANK (“Employee”).

WHEREAS, Employee is employed by the Company as its Senior Vice-President Sales;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to continue to employ Employee as the Company’s Senior Vice-President Sales under revised terms and conditions; and

WHEREAS, Employee desires to continue as the Company’s Senior Vice-President Sales and to accept such revised terms and conditions of employment as are contained in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and Employee (individually a “Party” and together the “Parties”) agree as follows:

AGREEMENT

1. Effective Date.

Employee’s employment under the terms of this Agreement shall commence on the Effective Date.

2. At-will Employment.

Employee’s employment relationship with the Company under this Agreement (“Employment”) is at-will, terminable at any time and for any reason by either the Company or Employee. While certain sections of this Agreement describe events that could occur at a particular time in the future, nothing in this Agreement shall be construed as a guarantee of employment of any length.

3. Employment Duties.

a. Title/Responsibilities. Employee shall be the Senior Vice-President Sales of the Company, reporting to the Chief Executive Officer and President (the “CEO”) of the Company. Employee shall perform all of the duties and responsibilities of such offices set forth in the Bylaws of the Company and those commonly associated with such offices and such further duties and responsibilities as may from time to time be assigned to him by the Board or the CEO.

b. Full-Time Attention. Employee shall devote his full time, attention, energy and skills to the Company during the period he is employed under this Agreement.

c. Policy Compliance. Employee shall comply with all of the Company’s policies, practices and procedures, as well as, all applicable laws. Employee has previously executed and delivered to the Company the Confidentiality and Inventions Assignment

Agreement (the “Confidentiality and Inventions Assignment Agreement”) attached hereto as Exhibit 1.

4. Compensation.

a. Base Salary. The Company shall pay Employee a base salary of $210,000 per year, or such higher amount as the Board may determine from time to time, less applicable federal and state withholding taxes, in accordance with the Company’s regular payroll practices (the “Base Salary”).

b. Annual Bonus Compensation. In addition to the Base Salary, Employee will be eligible to receive an incentive bonus (the “Bonus”) at an initial target for CY 2014 of 80% of Base Salary.

c. Stock Options. As soon as practicable following the execution of this Agreement, the Company shall grant to Employee stock options to purchase an aggregate of 225,000 shares of the Company’s common stock (the “Stock Option”). The Stock Option shall vest as follows: 25% of the original number of shares subject to the Stock Option shall vest on each of the first four anniversaries of the date of grant, subject to Employee’s continued service to the Company through each such vesting date, so that all of the shares subject to the Stock Option shall be vested on the fourth (4th) anniversary of the date of grant. Notwithstanding the foregoing, the Stock Option shall become fully vested and exercisable, in the event of Employee’s termination of employment by the Company without Cause (as defined below), or Employee’s Resignation for Good Reason (as defined below), in each case following a Change in Control (as defined below). The Stock Option will be granted pursuant to the Company’s 2013 Equity Incentive Plan (the “Plan”). The Stock Option will have an exercise price per share equal to the then-current fair market value per share of the common stock of the Company (as determined pursuant to the Plan) on the date the grant is approved by the Board. The Stock Option shall be an incentive stock option to the extent permitted under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The Stock Option shall have a ten-year term and shall be subject to the terms and conditions of the Plan and the stock option agreement pursuant to which the Stock Option is granted.

d. Additional Equity Awards. Employee shall be entitled to participate in any equity or other employee benefit plan that is generally available to senior executive officers, as distinguished from general management, of the Company. Except as otherwise provided in this Agreement, Employee’s participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.

e. Employee Benefits. Employee shall be entitled to participate in all employee benefit plans, programs and arrangements maintained by the Company and made available to employees generally, including, without limitation, bonus, retirement, profit sharing and savings plans and medical, disability, dental, life and accidental death and dismemberment insurance plans.

f. Reimbursement of Expenses. During his Employment with the Company, Employee shall be entitled to reimbursement for all reasonable and necessary business expenses incurred on behalf of the Company, including without limitation, travel and entertainment expenses, business supplies and communication expenses, in accordance with the Company’s policies and procedures.

5. Voluntary Resignation or Termination for “Cause.”

a. Payment upon Voluntary Resignation other than for Good Reason or Termination for Cause. If Employee voluntarily resigns his Employment other than for Good Reason or if Employee is terminated for Cause, the Company shall pay Employee the following: (i) all accrued and unpaid Base Salary, if any is due, through the date of termination and any vacation which is accrued but unused as of such date; (ii) Employee’s business expenses that are reimbursable pursuant to this Agreement and Company policies, but which have not been reimbursed by the Company as of the date of termination; and (iii) the Employee’s Bonus compensation for the calendar year immediately preceding the year in which the date of termination occurs if such Bonus has been determined but not paid as of the date of termination (payable at the time such Bonus would otherwise have been paid to Employee, but in no event later than March 15 of the year in which the date of termination occurs) (collectively, the “Accrued Obligations”). Employee shall not be eligible for severance payments under Sections 6, 7 or 8 below, or any continuation of benefits (other than as required by law), or any other compensation pursuant to this Agreement or otherwise.

b. Definition of “Cause”. As set forth above, the employment relationship between the Parties is at-will, terminable at any time by either Party for any reason or no reason. The termination may nonetheless be for “Cause”. For purposes of this Agreement, “Cause” is defined as the Company’s good faith determination of: (i) Employee’s material breach of this Agreement or the Confidentiality and Inventions Assignment Agreement or the definitive agreements relating to the Stock Option referenced in Section 4(c) above; (ii) Employee’s continued substantial and material failure or refusal to perform according to, or to comply with, the policies, procedures or practices established by the Company; (iii) the appropriation (or attempted appropriation) of a material business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company; (iv) the misappropriation (or attempted appropriation) of any of the Company’s funds or property of any kind; (v) willful gross misconduct; or (vi) Employee’s conviction of a felony involving moral turpitude that is likely to inflict or has inflicted material injury on the business of the Company; provided, however, that except for Cause being the result of item (vi) above, the Company shall provide written notice to Employee, which notice specifically identifies the nature of the alleged Cause claimed by the Company with enough specificity for Employee to be able to cure, and Employee shall thereafter have fifteen (15) days to cure the purported ground(s) for Cause.

c. Definition of “Good Reason”. For purposes of this Agreement, “Good Reason” and “Resignation for Good Reason” are defined as:

i.	a material reduction in Employee’s authority, duties or responsibilities relative to Employee’s authority, duties or responsibilities in effect immediately prior to such reduction; as set forth in this Agreement;

ii.	a material reduction by the Company in Employee’s base salary relative to Employee’s base salary in effect immediately prior to such reduction (and the Parties agree that a reduction of ten percent (10%) or more will be considered material for purposes of this clause (ii)), other than a general reduction in the base salaries of similarly-situated employees of the Company;

iii.	a relocation of Employee’s or the Company’s principal

executive offices to a location outside of San Diego County, if Employee’s principal office is at such offices; or

iv.	the Company’s material breach of this Agreement;

provided, however, that Employee must provide written notice to the Board of the condition that could constitute a “Good Reason” event within ninety (90) days of the initial existence of such condition and such condition must not have been remedied by the Company within thirty (30) days (the “Cure Period”) of such written notice. Employee’s Resignation for Good Reason must occur within six (6) months following the initial existence of such condition.

6. Termination Without “Cause” or “Resignation for Good Reason”. In the event Employee is terminated without Cause or resigns for Good Reason, Employee shall be entitled to:

a. the Accrued Obligations; plus

b. subject to Employee’s execution and non-revocation of a full and final Release (as defined in Section 9 below) and Employee’s continued compliance with the Confidentiality and Inventions Assignment Agreement, severance pay in an amount equal to the sum of (i) six (6) months’ Base Salary as in effect immediately prior to the date of termination, plus (ii) an amount equal to Employee’s “earned” Bonus for the calendar year during which Employee’s date of termination occurs calculated as of the date of termination (wherein “earned” means that Employee has met the applicable bonus metrics as of date of such termination, as determined by the Board), prorated for such portion of the calendar year during which such termination occurs that has elapsed through the date of termination, payable in a lump sum on the date that is thirty (30) days following the date of termination; plus

c. subject to Employee’s execution and non-revocation of a full and final Release and Employee’s continued compliance with the Confidentiality and Inventions Assignment Agreement, for the period beginning on the date of Employee’s termination of employment and ending on the date which is six (6) full months following the date of Employee’s termination of employment (or, if earlier, the date on which the applicable continuation period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) expires) (the “COBRA Coverage Period”), the Company shall arrange to provide Employee and his eligible dependents who were covered under the Company’s health insurance plans as of the date of Employee’s termination of employment with health (including medical and dental) insurance benefits substantially similar to those provided to Employee and his dependents immediately prior to the date of such termination. If the Company is not reasonably able to continue health insurance benefits coverage under the Company’s insurance plans, the Company shall provide substantially equivalent coverage under other third-party insurance sources. If any of the Company’s health benefits are self-funded as of the date of Employee’s termination of employment, or if the Company cannot provide the foregoing benefits in a manner that is exempt from or otherwise compliant with applicable law (including, without limitation, Section 409A of the Code and Section 2716 of the Public Health Service Act), instead of providing continued health insurance benefits as set forth above, the Company shall instead pay to Employee an amount equal to the monthly premium payment for Employee and his eligible dependents who were covered under the Company’s health plans as of the date of Employee’s termination of employment (calculated by reference to the premium as of the date of termination) as currently taxable compensation in substantially equal monthly installments over the COBRA Coverage Period (or the remaining portion thereof).

7. Employee’s Disability or Death. Employee’s employment shall terminate automatically in the event of Employee’s death or termination of employment by reason of his “Disability.” In the event of Employee’s death or termination of employment as a result of Employee’s Disability, Employee or his heirs shall be entitled to (a) the Accrued Obligations, plus (b) payment of an amount equal to Employee’s “earned” Bonus for the calendar year during which Employee’s date of termination occurs calculated as of the date of termination (wherein “earned” means that Employee has met the applicable bonus metrics as of date of such termination, as determined by the Board), prorated for such portion of the calendar year during which such termination occurs that has elapsed through the date of termination, payable in a lump sum on the date that is thirty (30) days following the date of termination. For purposes of this Agreement, “Disability” shall mean the Employee’s failure to perform his duties hereunder, for a period of not less than one hundred twenty (120) consecutive days because of Employee’s incapacitation due to physical or mental injury, disability, or illness.

8. Change in Control Termination.

a. Payment Upon Change in Control Termination. In the event of a “Change in Control Termination”, as defined below, Employee shall be entitled to:

i.	the Accrued Obligations; plus

ii.	subject to Employee’s execution and non-revocation of a full and final Release and Employee’s continued compliance with the Confidentiality and Inventions Assignment Agreement, severance pay in an amount equal to the sum of (A) twelve (12) months’ Base Salary as in effect immediately prior to the date of termination, plus (B) Employee’s target Bonus for the calendar year during which such date of termination occurs, payable in a lump sum on the date that is thirty (30) days following the date of termination; plus

iii.

subject to Employee’s execution and non-revocation of a full and final Release and Employee’s continued compliance with the Confidentiality and Inventions Assignment Agreement, for the period beginning on the date of Employee’s termination of employment and ending on the date which is eighteen (18) full months following the date of Employee’s termination of employment (or, if earlier, the date on which the applicable continuation period under COBRA expires) (the “CIC COBRA Coverage Period”), the Company shall arrange to provide Employee and his eligible dependents who were covered under the Company’s health insurance plans as of the date of Employee’s termination of employment with health (including medical and dental) insurance benefits substantially similar to those provided to Employee and his dependents immediately prior to the date of such termination. If the Company is not reasonably able to continue health insurance benefits coverage under the Company’s insurance plans, the Company shall provide substantially equivalent coverage under other third-party insurance sources. If any of the Company’s health benefits are self-funded as of the date of Employee’s termination of employment, or if the Company cannot provide the foregoing benefits in a manner that is exempt from or otherwise compliant with applicable law (including, without limitation, Section 409A of the Code and Section 2716 of the Public Health Service Act), instead of providing continued health insurance benefits as set forth above, the Company shall instead pay to Employee an amount equal to the monthly premium payment for Employee and his eligible dependents who were covered under the Company’s health plans as of the date of Employee’s termination of employment (calculated by reference to the premium as of the date of termination) as currently taxable compensation in substantially equal monthly installments over the CIC COBRA Coverage Period (or the remaining portion thereof).

b. Definition of “Change in Control Termination”. A “Change in Control Termination” occurs if Employee (i) is terminated without Cause, or (ii) terminates his employment pursuant to a Resignation for Good Reason, in each case within twelve (12) months following a “Change in Control” (as defined below). For purposes of this Agreement, a “Change in Control” means the occurrence of any of the following events:

i. Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (other than the Company, any of its subsidiaries, or any existing shareholder of the Company) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Securities and Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

ii. The consummation of the sale, liquidation or disposition by the Company of all or substantially all of the Company’s assets; or

iii. The consummation of a merger, consolidation, reorganization or other similar transaction involving the Company (“Transaction”) in each case, in which the voting securities of the Company outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such Transaction.

In addition, if a Change in Control constitutes a payment event with respect to any payment under this Agreement which provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in clause (i), (ii) or (iii) with respect to such payment must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Section 409A of the Code.

9. Release. Notwithstanding any provision to the contrary in this Agreement, no amount shall be paid or benefit provided pursuant to Section 6 or Section 8 (other than the Accrued Obligations) and no accelerated vesting of the Stock Option shall occur as a result of Employee’s termination of employment pursuant to Section 4(c) unless, on or prior to the thirtieth (30th) day following the date of Employee’s termination of employment, an effective general release of claims agreement (the “Release”) in substantially the form attached hereto as Exhibit 2 has been executed by Employee and remains effective on such date and any applicable revocation period thereunder has expired.

10. Notices. Any reports, notices or other communications required or permitted to be given by either Party hereto, shall be given in writing by personal delivery, overnight courier service, or by registered or certified mail, postage prepaid, return receipt requested, addressed to each respective Party at the address shown below:

If to Company:

AIRGAIN, INC.

1930 Palomar Point Way, Suite 107

Carlsbad, CA 92008

Fax: (760) 579-0892

Attn: Chairman of the Board

If to Employee:

Alan Frank

11. Notice of Termination. Any purported termination of Employment by the Company or the Employee shall be communicated by written Notice of Termination to the other Party. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which indicates, if applicable, the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated. For purposes of this Agreement, no such purported termination of employment shall be effective without delivery of such a Notice of Termination.

12. General Provisions.

a. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of laws principles thereof. Employee and the Company agree that any litigation regarding this Agreement shall be conducted in San Diego, California. Employee and the Company hereby consent to the jurisdiction of the courts of the State of California and the United States District Court for the Southern District of California.

b. Assignment; Assumption by Successor. The rights of the Company under this Agreement may, without the consent of Employee, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

c. No Waiver of Breach. The failure to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent a Party thereafter from enforcing the provision or any other provision of this Agreement. The rights granted the Parties are cumulative, and the election of one shall not constitute a waiver of such Party’s right to assert all other legal and equitable remedies available under the circumstances.

d. Severability. The provisions of this Agreement are severable, and if any provision shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts of this Agreement, shall not be affected.

e. Entire Agreement. This Agreement and the Confidentiality and Inventions Assignment Agreement constitute the entire agreement of the Parties with respect to the subject matter of this Agreement and supersede all prior and contemporaneous negotiations, agreements and understandings between the Parties, whether oral or written. Notwithstanding the foregoing, that certain Management Exit Incentive Agreement dated as of February 26, 2010, shall not be superseded by this Agreement.

f. Modifications and Waivers. No modification or waiver of this Agreement shall be valid unless in writing, signed by the Party against whom such modification or waiver is sought to be enforced.

g. Amendment. This Agreement may be amended or supplemented only by a writing signed by both of the Parties hereto.

h. Duplicate Counterparts; Facsimile. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original; provided, however, such counterparts shall together constitute only one agreement. Facsimile signatures or signatures sent via electronic mail shall be as effective as original signatures.

i. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

j. Non-transferability of Interest. None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Employee. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Employee to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.

k. Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.

l. Section 409A.

i. Notwithstanding anything to the contrary in this Agreement, no payment or benefit to be paid or provided to Employee upon his termination of employment, if any, pursuant to this Agreement that, when considered together with any other payments or benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Employee has a “separation from service” within the meaning of Section 409A. Similarly, no amounts payable to Employee, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Employee has a “separation from service” within the meaning of Section 409A.

ii. Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s termination of employment (other than due to death), then the Deferred Payments that are payable within the first six (6) months following Employee’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Employee’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Employee dies following Employee’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

iii. Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute a Deferred Payment for purposes of clauses (i) and (ii) above.

iv. Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the limits set forth therein will not constitute a Deferred Payment for purposes of clauses (i) and (ii) above.

v. This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (A) the gross income inclusion set forth within Code Section 409A(a)(1)(A) or (B) the interest and additional tax set forth within Code Section 409A(a)(1)(B) (together, referred to herein as the “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. In no event shall the Company be required to provide a tax gross-up payment to Employee or otherwise reimburse Employee with respect to Section 409A Penalties. The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any Section 409A Penalties on Employee.

vi. Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Employee’s taxable year following the taxable year in which Employee incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable in one year shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of Employee’s, and Employee’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date(s) set forth below.

AIRGAIN, INC.

Dated:	February 18, 2014	By:	/s/ Charles A. Myers

		Name:	Charles A. Myers

		Title:	CEO

EMPLOYEE

Dated:	February 11, 2014	/s/ Alan Frank
ALAN FRANK

EXHIBIT 1

CONFIDENTIALITY AND INVENTIONS ASSIGNMENT AGREEMENT

[Attached]

EXHIBIT 2

GENERAL RELEASE OF CLAIMS

[The language in this Release may change based on legal developments and evolving best practices; this form is provided as an example of what will be included in the final Release document.]

This General Release of Claims (“Release”) is entered into as of this      day of             ,         , between ALAN FRANK (“Employee”), and AIRGAIN, INC., a California corporation (the “Company”) (collectively referred to herein as the “Parties”).

WHEREAS, Employee and the Company are parties to that certain Employment Agreement effective as of January 1, 2014 (the “Agreement”);

WHEREAS, the Parties agree that Employee is entitled to certain severance benefits under the Agreement, subject to Employee’s execution of this Release; and

WHEREAS, the Company and Employee now wish to fully and finally to resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Employee pursuant to the Agreement, the adequacy of which is hereby acknowledged by Employee, and which Employee acknowledges that he would not otherwise be entitled to receive, Employee and the Company hereby agree as follows:

1. General Release of Claims by Employee.

(a) Employee, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Employee is or has been a participant by virtue of his employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Employee has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Employee’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq.

Notwithstanding the generality of the foregoing, Employee does not release the following claims:

(i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii) Claims pursuant to the terms and conditions of the federal law known as COBRA;

(iv) Claims for indemnity under the bylaws of the Company, as provided for by California law or under any applicable insurance policy with respect to Employee’s liability as an employee, director or officer of the Company;

(v) Claims based on any right Employee may have to enforce the Company’s executory obligations under the Agreement; and

(vi) Claims Employee may have to vested or earned compensation and benefits.

(b) EMPLOYEE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, EMPLOYEE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER

2

STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

[Note: Clauses (c), (d) and (e) apply only if Employee is age 40 or older at time of termination]

(c) Employee acknowledges that this Release was presented to him on the date indicated above and that Employee is entitled to have twenty-one (21) days’ time in which to consider it. Employee further acknowledges that the Company has advised him that he is waiving his rights under the ADEA, and that Employee should consult with an attorney of his choice before signing this Release, and Employee has had sufficient time to consider the terms of this Release. Employee represents and acknowledges that if Employee executes this Release before twenty-one (21) days have elapsed, Employee does so knowingly, voluntarily, and upon the advice and with the approval of Employee’s legal counsel (if any), and that Employee voluntarily waives any remaining consideration period.

(d) Employee understands that after executing this Release, Employee has the right to revoke it within seven (7) days after his execution of it. Employee understands that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and Employee does not revoke the Release in writing. Employee understands that this Release may not be revoked after the seven (7) day revocation period has passed. Employee also understands that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the seven (7) day period.

(e) Employee understands that this Release shall become effective, irrevocable, and binding upon Employee on the eighth (8th) day after his execution of it, so long as Employee has not revoked it within the time period and in the manner specified in clause (d) above.

(f) Employee further understands that Employee will not be given any severance benefits under the Agreement unless this Release is effective on or before the date that is thirty (30) days following the date of Employee’s termination of employment.

2. No Assignment. Employee represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Employee may have against the Company Releasees. Employee agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Employee.

3. Severability. In the event any provision of this Release is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

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4. Interpretation; Construction. The headings set forth in this Release are for convenience only and shall not be used in interpreting this Agreement. This Release has been drafted by legal counsel representing the Company, but Employee has participated in the negotiation of its terms. Furthermore, Employee acknowledges that Employee has had an opportunity to review and revise the Release and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release. Either party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.

5. Governing Law; Venue. This Release shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of laws principles thereof. Employee and the Company agree that any litigation regarding this Release shall be conducted in San Diego, California. Employee and the Company hereby consent to the jurisdiction of the courts of the State of California and the United States District Court for the Southern District of California.

6. Entire Agreement. This Release and the Agreement constitute the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral. This Release may be amended or modified only with the written consent of Employee and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

7. Counterparts. This Release may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(Signature Page Follows)

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IN WITNESS WHEREOF, the Parties have executed this Release as of the date(s) set forth below.

AIRGAIN, INC.

Dated:	By:

Name:

Title:

EMPLOYEE

Dated:
ALAN FRANK

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